Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

[_], 2024

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Onconetix, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company on February 14, 2024, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of [_] shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of (i) [_] shares of Common Stock (the “Shares”), (ii) [_] shares of Common Stock (the “Inducement PIO Shares”) issuable upon exercise of common stock preferred investment options (the “Inducement PIOs”) issued to Armistice Capital Master Fund, Ltd. (“Master Fund”) in a warrant inducement transaction (the “Warrant Inducement”), which closed on August 2, 2023 (the “Inducement PIOs”) to purchase Common Stock issued to Armistice Capital Master Fund Ltd., and (iii) [_] Inducement PIO Shares issuable upon exercise of Inducement PIOs issued to H.C. Wainwright & Co., LLC (“HCW”), the Company’s placement agent for the Warrant Inducement, and issued to HCW’s designees on August 2, 2023 (the “Placement Agent Shares”) issuable upon exercise of certain outstanding preferred investment options to purchase Common Stock (“Placement Agent Inducement PIOs”) as described in further detail in the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (iii) that certain letter agreement, dated July 31, 2023, by and among the Company and certain of the Selling Stockholders, (iv) the Inducement PIOs; and (v) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly and validly issued, fully paid and non-assessable and (ii) upon due exercise of the Inducement PIOs and Placement Agent Inducement PIOs in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered, the Inducement PIO Shares and Placement Agent Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Ellenoff Grossman & Schole LLP